                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                    FINAL TERMS NO. 1831 DATED 11 MARCH 2008

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 7,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$18,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2015
CURRENTLY TOTALING A$ 3,977,223,000.00 (A$2,812,023,000.00 INCLUDING BUY BACKS)]

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the US Prospectus dated November 1, 2002 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2007, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.    (i)   Issuer:                               Queensland Treasury Corporation

      (ii)  Guarantor:                            The Treasurer on behalf of the Government of
                                                  Queensland

2.          Benchmark line:                       2015
                                                  (to be consolidated and form a single series with
                                                  QTC 6% Global A$Bonds due 14

                                                  October 2015, ISIN US748305BE82)

3.          Specific Currency or Currencies:      AUD ("A$")

4.    (i)   Issue price:                          97.542%

      (ii)  Dealers' fees and commissions paid    No fee or commission is payable in respect of the
            by Issuer:                            issue of the bond(s) described in these final
                                                  terms (which will constitute a "pricing
                                                  supplement" for purposes of any offers or sales in
                                                  the United States or to U.S. persons). Instead,
                                                  QTC pays fees and commissions in accordance with
                                                  the procedure described in the QTC Offshore and
                                                  Onshore Fixed Interest Distribution Group
                                                  Operational Guidelines.

5.          Specified Denominations:              A$1,000

6.    (i)   Issue Date:                           12 March 2008

      (ii)  Record Date (date on and from which   6 April / 6 October. Security will be ex-interest
            security is Ex-interest):             on and from 7 April / 7 October.

      (iii) Interest Payment Dates:               14 April / 14 October

7.          Maturity Date:                        14 October 2015

8.          Interest Basis:                       6 per cent Fixed Rate

9.          Redemption/Payment Basis:             Redemption at par

10.         Change of Interest Basis or           Not Applicable
            Redemption/Payment Basis:

11.   (i)   Status of the Bonds:                  Senior and rank pari passu with other senior,
                                                  unsecured debt obligations of QTC

      (ii)  Status of the Guarantee:              Senior and ranks pari passu with all its other
                                                  unsecured obligations

12.         Method of distribution:               Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.         Fixed Rate Note Provisions
            Applicable

      (i)   Rate(s) of Interest:                  6 per cent per annum payable semi-annually in
                                                  arrears

      (ii)  Interest Payment Date(s):             14 April and 14 October in each year up to and
                                                  including the Maturity Date

      (iii) Fixed Coupon Amount(s):               A$30 per A$1,000 in nominal amount
            (Applicable to bonds in definitive
            form)

      (iv)  Determination Date(s):                Not Applicable

      (v)   Other terms relating to the method    None
            of calculating interest for Fixed
            Rate Bonds:

PROVISIONS RELATING TO REDEMPTION

14.         Final Redemption Amount:              A$1,000 per bond of A$1,000 Specified Denomination
                                                  (NB:  If the Final Redemption Amount is other than
                                                  100 per cent. of the nominal value the bonds will
                                                  be derivative securities for the purposes of the
                                                  Prospectus Directive and the requirements of Annex
                                                  XII to the Prospectus Directive Regulation will
                                                  apply and the Issuer will prepare and publish a
                                                  supplement to the Prospectus)

15.         Early Redemption Amount(s) payable    Not Applicable
            on redemption for taxation reasons
            or on event of default and/or the
            method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.         Form of Bonds:                        Permanent Global Note not exchangeable for
                                                  Definitive Bonds

17.         Additional Financial Centre(s) or     Not Applicable
            other special provisions relating
            to Payment Dates:

18.         Talons for future Coupons or          No
            Receipts to be attached to
            Definitive Bonds (and dates on
            which such Talons mature):

19.         Other terms or special conditions:    Not Applicable

                                                  (When adding any other final terms consideration
                                                  should be given as to whether such terms
                                                  constitute "significant new factors" and
                                                  consequently trigger the need for a supplement to
                                                  the Prospectus under Article 16 of the Prospectus
                                                  Directive)

DISTRIBUTION

20.   (i)   If syndicated, names and              Not Applicable
            addresses of Managers and
            underwriting commitments:

      (ii)  Date of Dealer Agreement:             11 March 2008

      (iii) Stabilizing Manager(s) (if any):      Not Applicable

21.         If non-syndicated, name and address   Australia and New Zealand Banking Group Ltd
            of relevant Dealer:                   530b Collins Street
                                                  Melbourne VIC 3000

22.         Whether TEFRA D or TEFRA C rules      TEFRA Not Applicable
            applicable or TEFRA rules not
            applicable:

23.         Non exempt Offer                      Not Applicable

                                                  (N.B. Consider any local regulatory requirements
                                                  necessary to be fulfilled so as to be able to make
                                                  a non-exempt offer in relevant jurisdictions. No
                                                  such offer should be made in any relevant
                                                  jurisdiction until those requirements have been
                                                  met. Non-exempt offers may only be made into
                                                  jurisdictions in which the base prospectus (and
                                                  any supplement) has been notified/passported.)

24.         Additional selling restrictions:      Not Applicable

LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$18,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                           PART B--OTHER INFORMATION

1.       LISTING AND ADMISSION TO TRADING

         (i)  Listing                             Bourse de Luxembourg.

         (ii) Admission to trading:               Application has been made by the Issuer (or on
                                                  its behalf) for the bonds to be admitted to
                                                  trading on the regulated market of the Bourse de
                                                  Luxembourg with effect from the Issue Date.

                                                  (Where documenting a fungible issue need to
                                                  indicate that original securities are already
                                                  admitted to trading.)

2.       RATINGS

         Ratings:                                 The bonds to be issued have been rated:
                                                  S&P: AAA
                                                  Moody's: Aaa

                                                  An obligation rate `AAA' by S&P has the highest
                                                  credit rating assigned by Standard & Poor's. The
                                                  obligor's capacity to meet its financial
                                                  commitment on the obligation is extremely strong.

                                                  Obligations rated `AAA' by Moody's are judged to
                                                  be of the highest quality with minimal credit
                                                  risk.

                                                  A credit rating is not a recommendation to buy,
                                                  sell or hold securities and may be revised or
                                                  withdrawn by the rating agency at any time. Each
                                                  rating should be evaluated independently of any
                                                  other rating.

                                                  (The above disclosure should reflect the rating
                                                  allocated to bonds issued under the bond facility
                                                  generally or, where the issue has been
                                                  specifically rated, that rating.)

3.       INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.       REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)      Reasons for the Offer:                   See "Use of Proceeds" section in the prospectus
                                                  supplement--if reasons for offer different from
                                                  making profit and/or hedging certain risks will
                                                  need to include those reasons here.

(ii)     Estimated net proceeds:                  Not Applicable.
                                                  (If proceeds are intended for more than

                                                  one use will need to split out and present in
                                                  order of priority. If proceeds insufficient to
                                                  fund all proposed uses state amount and sources of
                                                  other funding.)

(iii)    Estimated total expenses:                Not Applicable.
                                                  [Expenses are required to be broken down into each
                                                  principal intended "use" and presented in order of
                                                  priority of such "uses".]

5.       YIELD

         Indication of yield:                     6.84%
                                                  Calculated as 7 basis points less than the yield
                                                  on the equivalent A$ Domestic Bond issued by the
                                                  Issuer under its Domestic A$ Bond Facility on the
                                                  Trade Date.

                                                  The yield is calculated at the Trade Date on the
                                                  basis of the Issue Price. It is not an indication
                                                  of future yield.

6.       OPERATIONAL INFORMATION

(i)      ISIN Code:                               US748305BE82

(ii)     Common Code:                             017598066

(iii)    CUSIP Code:                              748305BE8

(iv)     Any clearing system(s) other than        Not Applicable
         Depositary Trust Company, Euroclear
         Bank S.A./N.V. and Clearstream
         Banking, societe anonyme and the
         relevant identification number(s):

(v)      Delivery:                                Delivery free of payment

(vi)     Names and addresses of additional        [___]
         Paying Agent(s) (if any):

7.       TERMS AND CONDITIONS OF THE OFFER

(i)      Offer Price;                             Not applicable

(ii)     [Conditions to which the offer is        Not applicable
         subject;]

(iii)    [Description of the application          Not applicable
         process;]

(iv)     [Details of the minimum and/or maximum   Not applicable
         amount of application;]

(v)      [Description of possibility to reduce    Not applicable
         subscriptions and manner for refunding
         excess amount paid by applicants;]

(vi)     [Details of the method and time limits   Not applicable
         for paying up and delivering the
         bonds;]

(vii)    [Manner in and date on which results     Not applicable
         of the offer are to be made public;]

(viii)   [Procedure for exercise of any right     Not applicable
         of pre-emption, negotiability of
         subscription rights and treatment of
         subscription rights not exercised;]

(ix)     [Categories of potential investors to    Not applicable
         which the bonds are offered and
         whether tranche(s) have been reserved
         for certain countries;]

(x)      [Process for notification to             Not applicable
         applicants of the amount allotted and
         the indication whether dealing may
         begin before notification is made;]

(xi)     [Amount of any expenses and taxes        Not applicable
         specifically charged to the subscriber
         or Purchaser;]

(xii)    [Name(s) and address(es), to the         None
         extent know to the Issuer, of the
         placers in the various countries where
         the offer takes place.]